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                                                                  EXHIBIT T3A-18


                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        PIONEER WATER TECHNOLOGIES, INC.


            Pioneer Water Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

            A. The name of the Corporation is Pioneer Water Technologies, Inc.

            B. The Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on the 30th day of January, 1996.

            C. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 303 of the Delaware General Corporation Law (the "DGCL").

            D. The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:

            FIRST: The name of the Corporation is Pioneer Water Technologies,
Inc.

            SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

            THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

            FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock, par value Ten Cents ($0.10) per share.

            FIFTH: Notwithstanding any other provision contained herein to the contrary, the Corporation shall not issue non-voting equity securities.

            SIXTH: The Board of Directors is authorized to adopt, amend or repeal the bylaws of the Corporation. Election of directors need not be by written ballot.

            SEVENTH: The number of directors of the Corporation shall be as provided in the bylaws of the Corporation, as the same may be amended from time to time.



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            EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

            NINTH: The Corporation shall, to the fullest extent permitted by the DGCL (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article NINTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be a officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.


            IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by ______________, its Chairman of the Board, and ________________, its Assistant Secretary, this _______ day of __________, 2001.


                                        BY:
                                           -------------------------------------

                                           -------------------------------------
                                           Chairman of the Board

ATTEST:
        -----------------------------

        -----------------------------
        Assistant Secretary


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